Exhibit 10.6

COOPERATION AGREEMENT

(House Lease Contract)

Lessor (Party A): Shanghai Liangxiang Intelligent Engineering Co., Ltd.

Lessee (Party B): Ruiwuhang (Shanghai) Facility Management Co., Ltd.

Article I Lease Term and Rent

The lease term is three years, from January 1, 2025 to December 31, 2027. Party B has priority to renew the lease under the same conditions upon expiration of the Contract, subject to mutual consultation. The monthly rent is RMB 500 per month.

Article II Premises Handover

The Premises are located at Exhibition Hall, 3rd Floor, Building D, No. 909 Duhui Road, Minhang District, Shanghai. Upon termination of the lease, Party B shall return the Premises and ancillary items in their original condition.

Article III Rent Payment Method

Party B shall pay rent on a yearly basis by cash or bank transfer, in accordance with the actual lease period, to Party A. The annual rent is RMB 6,000.

Party A's Receiving Account:

Bank: Xiamen International Bank Xuhui Sub-branch

Account Name: Shanghai Liangxiang Intelligent Engineering Co., Ltd.

Account No.:

Article IV Dispute Resolution

Any dispute arising between the parties during the performance of this Contract shall be resolved through friendly consultation. If consultation fails, either party may file a lawsuit with the People's Court at the location of Party A.

Article V Supplementary Provisions

Matters not covered in this Contract may be subject to supplementary agreements signed by both parties.

Article VI Work Safety

Party B shall be fully responsible for safety management of decoration and related work during the performance of this Contract, and shall bear full responsibility in the event of any safety accident. Party A shall not bear any responsibility therefor. When Party B's construction personnel enter the Premises for construction, they must strictly comply with safety operation requirements. If any person is injured due to violation of safe operation requirements, all responsibilities shall be borne by Party B.

Article VII Liability for Breach of Contract

If either Party A or Party B has special circumstances and needs to terminate this Contract in advance, they must notify the other party two months in advance. Only after obtaining the other party's consent may the check-out procedures be processed. If either party breaches the Contract without cause, they shall pay liquidated damages to the other party equivalent to three times the monthly rent. If Party A breaches the Contract, in addition to refunding the deposit to Party B, Party A shall also pay the aforementioned amount of liquidated damages to Party B. Conversely, if Party B breaches the Contract, Party A shall have the right not to refund the deposit.

Any dispute arising between the parties in the performance of this Contract or in connection with this Contract shall first be resolved through friendly consultation. If consultation fails, either party may file a lawsuit with the People's Court at the location of the Premises when necessary.

Article VIII Miscellaneous

This Contract, together with the supplementary provisions and annexes, consists of two pages, and is made in two copies. Party A and Party B shall each hold one copy, and both copies shall have equal legal effect. This Contract shall take effect upon signature.

SIGNATURE PAGE

Party A (Lessor): Shanghai Liangxiang Intelligent Engineering Co., Ltd.

Legal Representative (or Authorized Agent): ________________

Signature/Seal: /s/ Shanghai Liangxiang Intelligent Engineering Co., Ltd.

Date: December 26, 2024

Party B (Lessee): Ruiwuhang (Shanghai) Facility Management Co., Ltd.

Legal Representative (or Authorized Agent): ________________

Signature/Seal: /s/ Ruiwuhang (Shanghai) Facility Management Co., Ltd.

Date: December 26, 2024